Exhibit 10.4

July 25, 2016

Matthew H. Klein
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Dear Matt,

On behalf of Spirit Airlines, Inc. ("Spirit" or the "Company"), I would like to take this opportunity to confirm the terms of our offer of employment. We are enthusiastic about you joining the Spirit Team!

1.Your title will be Senior Vice President & Chief Commercial Officer and you will report directly to the President & Chief Executive Officer.

2.Your annualized base salary will be $325,000, which results in a semi-monthly payroll amount of $13,541.67 (gross - subject to withholdings for taxes and appropriate deductions). Your base salary will be subject to annual review in accordance with the Company's executive compensation program and practices.

3.You will be eligible to participate in the Company's Short-Term Incentive Plan (STI) for Officers at the Senior Vice President (SVP) level assuming that you are in active employment status prior to October 1, 2016. Your STI target will be 70% of base salary earnings paid during the STI plan year. For the 2016 STI plan year, you will be eligible for a pro-rated STI payment based on the time you are employed at the Company during the 2016 STI plan year. Your actual STI payment can range from 0% to 200% of target depending on (i) the Company's safety performance during the year, (ii) the Company's performance under applicable financial and operational metrics and (iii) to the extent applicable, our Compensation Committee's assessment of your individual performance. STl bonuses earned for any year are usually paid during the first calendar quarter of the following year and are subject to the approval and discretion of the Compensation Committee of the Board of Directors. In no event will you be entitled to receive an STI payment for any year unless your employment with the Company continued through the last day of that year and you are actively on the payroll of Spirit Airlines on the date of the STI payment.

4.Subject to approval by our Compensation Committee , you will be granted an initial off- cycle equity-based incentive award (the "Oft-Cycle LTl Award") having a grant face value of $200,000 (based on the average closing price of Spirit common stock for the 5 trading days prior to the date of grant). The Oft-Cycle LTl Award will be subject to the terms and conditions of the Company’s 2015 Incentive Award Plan, as amended from time to time ("Incentive Award Plan"). The Off-Cycle LTl Award will be in the form of Restricted Stock Units, vesting over a four-year period as follows: 50% on the second anniversary of the grant date, 25% on the third anniversary of the grant date and the remaining 25% on the fourth anniversary of the grant date. Should your employment with the Company terminate for any reason (other than death or permanent disability), prior to the fourth anniversary of the grant date, the unvested portion of the Oft-Cycle LTl Award would automatically terminate and forfeit at that time. It is contemplated that the grant of the Off-Cycle LTl Award would be approved by our Compensation Committee at its first meeting following your start date. The next meeting of the Compensation Committee is scheduled for August 15, 2016.

5.Commencing in 2017, during your employment with the Company, you will be eligible to be granted annual long-term incentive equity awards ("Annual LTl Awards") under the Incentive Award Plan. Your eligibility to receive an Annual LTI Award in any year will be on the basis, terms and conditions determined by the Compensation Committee in its discretion. It is contemplated that the 2017 Annual LTl Awards at the SVP level will have a grant date value of $450,000 and will be split 50/50 between Restricted Stock Units, vesting in equal annual installments over a four-year period, and Performance Share Units, to be settled in shares of Company common stock after a three-year measurement period. Your Annual LTl Awards will be granted at the same time Annual LTl Awards are granted to other senior executive officers. Should your employment with the Company terminate for any reason (other than death or permanent disability) prior to the vesting date of any Annual LTl Award granted to you, the unvested portion of such Annual LTl Award will automatically terminate and forfeit at that time.

6.You will be entitled to a signing bonus of $50,000 (gross - subject to withholdings for taxes and applicable deductions) payable in cash within thirty days after your start date. Should you terminate your employment with the Company at any time within 12 months following your start date, you hereby agree to promptly repay the full signing bonus to the Company.

7.To assist with your relocation to South Florida, the Company is prepared to reimburse you for up to $75,000 (gross - subject to withholding for taxes and other required deductions) in relocation expenses that are documented in reasonable detail. You hereby agree to promptly repay to the Company, in full, all amounts paid or reimbursed to you by the Company for relocation if you terminate employment with the Company at any time within 18 months following your start date.

8.Commencing ninety days from your start date, you will be eligible to participate in Company sponsored employee benefits, including medical, life, dental, vision insurance and the voluntary benefit plans. You will be eligible for the Company's 401(k) plan participation after sixty days of employment. You must complete all enrollment forms within your first ninety days. On your start date, you and your immediate family will be eligible for positive space airline travel privileges on Spirit, and after six months, you will be eligible to receive Spirit buddy passes according to the Company’s program. You will also receive travel privileges on other specified airlines subject to their policies and their respective agreements with the Company. Your eligibility for the foregoing benefits will automatically terminate if you cease to be employed by the Company for any reason. Of course, the Company may change its benefits package at any time.

9.You agree that the Company may withhold from any compensation, reimbursements and benefits payable to you all taxes as required by law and well as other standard or customary withholdings and deductions. You also agree that target incentives do not constitute a promise of payment.

10.Under the Company's current vacation pay policy, on your start date, you will begin to accrue vacation at a semi-monthly rate of 5.00 hours per pay period. If you worked an entire year, you would be eligible to accrue a maximum of three weeks. Of course, the Company may change or discontinue the policy at any time.

11.As an officer of the Company, you will be eligible for participation in the Spirit Airlines, Inc. Executive Severance Plan {as amended), a copy of which will be provided to you under separate cover. In addition, as an officer of the Company, you will be covered by the Company's directors’ and officers' liability insurance policy, which may be changed or discontinued by the Company at any time.

12.Please note and understand that, consistent with Company practice, your employment with the Company constitutes "at will" employment and will not be for a specified period. As a result, your employment with the Company may be terminated by you or the Company at any time, with or without cause and with or without advance notice.

13.As an employee of the Company, you will be expected and required to abide by the Company's policies and procedures, including (but not limited to) the Company's Code of Business Conduct and Ethics and Insider Trading Compliance Program.

14.This offer is contingent upon your passing required Company and TSA background checks, as well as you signing and returning this letter to us no later than July 28, 2016, and commencing employment on or prior to August 8, 2016 or a date mutually agreeable. Our Human Resources Department will be in touch with you to coordinate pre-employment arrangements.

15.You agree and warrant that in performing services for the Company, you will not use or disclose any confidential information of any prior employer or other person or entity. You further warrant and represent that you have not taken or brought with you any confidential, proprietary or potentially trade secret information from any prior employer or other person or entity for use at the Company, and that you are able to fully and effectively perform your job functions for the Company without resort to, or reliance on, any such confidential information of any prior employer or other person or entity. You further warrant and represent that your acceptance of this offer and your employment with the Company will not breach or violate any agreement you have with a former employer or any other third party. You further warrant and represent that all information provided to the Company or its agents with regard to your background is true and correct.

16.You recognize that you will be subject to Spirit's stock ownership guidelines and "clawback" policies as in effect from time to time.

As a confirmation of your agreement and acceptance of this offer, please sign and date below, and return this original offer letter to 2800 Executive Way, Miramar, Florida, 33025, attention: Laurie Villa.

Should you have any questions, please do not hesitate to let us know. We look forward to you joining us as we continue to build the first Ultra Low-Cost Carrier in the Americas.

Sincerely,

SPIRIT AIRLINES, INC.	Agreed & Accepted,
/s/ Robert Fornaro	/s/ Matthew Klein	7/26/2016
Robert Fornaro Date: 7/25/16	Matthew Klein	Date
President & Chief Executive Officer

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